                                                Filed pursuant to Rule 424(b)(3)

                                                               File # 333-104055

               SECOND PROSPECTUS SUPPLEMENT DATED OCTOBER 1, 2003

                                       TO

                          PROSPECTUS DATED MAY 21, 2003

                                5,000,000 SHARES

                           CHAMPION ENTERPRISES, INC.

                                  COMMON STOCK
                                ($1.00 PAR VALUE)

         This prospectus supplement supplements the prospectus dated May 21, 2003 of Champion Enterprises, Inc. ("Champion") relating to 5,000,000 shares of common stock, $1.00 par value per share, of Champion issuable upon conversion of Convertible Promissory Notes held by the selling shareholders. This prospectus supplement should be read in conjunction with the prospectus and is qualified by reference to the prospectus, except to the extent that the information presented in this prospectus supplement supercedes the information contained in the prospectus.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus Supplement is October 1, 2003.



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         The section of the Prospectus under the heading "Selling Shareholders"
is amended to read in its entirety as follows:

         Certain information concerning the selling shareholders is provided below. The following table was restated in a supplement to this Prospectus dated October 1, 2003 and reflects selling shareholder information as of that date.

                                                                           Shares of Common Stock
                                                                          -------------------------
                                                                          Beneficially              Percent of
                               Present Positions, Offices or              owned as of     Offered   class owned
                            Relationships with the Company and its        date of this    by this     after
      Name                   Affiliates During the Past 3 Years            Prospectus    Prospectus  Offering
      ----                   ----------------------------------            ----------    ----------  --------
                                             (4)                               (5)                     (6)

John Bushman (1)          Consultant                                          68,686     1,160,388       0
ICA Group, Inc. (2)       N/A                                                 79,831     1,368,590       0
Investment Corp. of       N/A                                                 31,446       539,099       0
America (2)
Ed Lasater (3)            President                                           55,004       385,770       *
Roger Lasater (3)         Senior Vice President Sales & Marketing             44,285       249,185       *
                          for Champion Enterprises, Inc.
                          Formerly, EVP A-1 Homes Group LP,
                          President, Western Region Retail of
                          Champion Enterprises, Inc., President of
                          Genesis Homes
Jeff Bushman (1)          Formerly, Regional Vice President                   17,677       303,058       *
Gary Chipman              Regional Vice President                             14,781       212,698       *
Jim Kirk                  Formerly, Regional Vice President of                32,243       209,890       *
                          Homes America of Arizona, Inc.
Harvey Andrews            Formerly, General Manager                            9,130       156,525       *
Brad Bushman (1)          Formerly, General Manager Wholesale                  7,535       129,185       *
                          Division
Sandy Tucker              General Manager                                      3,258        32,293       *
Mike McGinnis             Director of Training                                 7,279        94,713       *
                          Formerly, General Manager
Ben Spector               Formerly, General Manager                            3,474        59,560       *
Gay Clary                 General Manager                                      7,677         5,193       *
Andy Lasater (3)          Executive Vice President                             6,002        51,473       *
Ron Borders               Formerly, Salesman, General Manager                    929        15,943       *
Eddie Harrison            Regional Vice President                              5,011        26,437       *
                          Formerly, General Manager

* Less than 1%

(1) John Bushman is the father of Jeff Bushman and Brad Bushman. Each of these three disclaims beneficial ownership of the shares held by the other two.

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(2)      ICA Group, Inc. and Investment Corp. of America are both privately owned corporations. John Bushman, through the C&J Revocable Trust owns 84% of the common stock of each corporation and Ed Lasater owns the remaining 16%.

(3) Ed Lasater, Roger Lasater and Andy Lasater are all brothers. Each of these three disclaims beneficial ownership of the shares held by the other two.

(4) Unless otherwise indicated, the office or position listed is with A-1 Homes Group, LP, a subsidiary of Champion Enterprises, Inc.

(5) Consists of shares of the Company's common stock beneficially owned by the selling shareholder excluding any shares to be received by the selling shareholder upon conversion into common stock of any payments due to the selling shareholder under the Convertible Promissory Notes.

(6) Assumes sale of all common stock issuable upon conversion of the payments due to the selling shareholder under the Convertible Promissory Notes.



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